Exhibit 99(a)


         Culp Announces First Quarter Results for Fiscal 2008


    HIGH POINT, N.C.--(BUSINESS WIRE)--Aug. 28, 2007--Culp, Inc.
(NYSE: CFI) today reported financial and operating results for the first quarter ended July 29, 2007.

    Overview

    For the three months ended July 29, 2007, net sales were $65.2 million, up 4.2 percent compared with $62.6 million a year ago. The company reported net income of $851,000, or $0.07 per diluted share, for the first quarter of fiscal 2008, compared with net income of $132,000, or $0.01 per diluted share, for the first quarter of fiscal 2007. The financial results for the first quarter of fiscal 2008 included $624,000, or $0.05 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net income for the first fiscal quarter was $1.5 million, or $0.12 per diluted share. The first quarter fiscal 2008 results reflect a significantly higher tax rate due primarily to higher taxable income from the company's U.S. operations compared with the prior year period. The financial results for the first quarter of fiscal 2007 include after-tax restructuring and related charges of $985,000, or $0.08 per diluted share. Excluding these charges, net income for the first fiscal quarter of 2007 was $1.1 million, or $0.09 per diluted share. (A reconciliation of net income and net income per share has been set forth on Page 6.)

    Frank Saxon, chief executive officer of Culp, Inc., said, "We are off to an encouraging start for the first quarter of fiscal 2008 with overall higher sales and improved profitability compared with the same period last year. Our performance primarily reflects the significant gains made in our mattress fabrics business. The acquisition of the mattress fabrics product line of International Textile Group, Inc.'s Burlington House Division ("ITG"), acquired at the end of the third quarter of fiscal 2007, has furthered our growth strategy in this segment. The upholstery fabrics segment continued to face significant industry-wide challenges during the quarter. However, with our China platform and the aggressive restructuring of our U.S. upholstery fabric operations, we believe we are now better positioned to meet these challenges, remain profitable and benefit from any upturn in overall demand."

    Mattress Fabrics Segment

    Mattress fabric (known as mattress ticking) sales for the first quarter were $36.5 million, a 67 percent increase compared with $21.8 million for the first quarter of fiscal 2007. This trend reflects the incremental sales related to the company's acquisition of ITG's mattress fabrics product line and organic growth. Mattress fabric sales represented over 56 percent of total company sales. On a unit volume basis, total yards sold increased by 58 percent compared with the first quarter of fiscal 2007. The average selling price of $2.44 per yard for the first quarter of fiscal 2008 increased six percent over the same period a year ago, reflecting a shift in product mix toward more knitted fabrics. Operating income for this segment was $3.8 million, or 10.3 percent of sales, compared with $1.9 million, or
8.5 percent of sales, for the prior-year period. These operating results also include transition costs of approximately $500,000 incurred during the first quarter of fiscal 2008.

    "The mattress fabrics business continues to be a bright spot for Culp with sales up 67 percent over the same period a year ago, "said Saxon. "The bedding industry has remained strong in spite of the ongoing issues in the housing industry, primarily due to a steady replacement business. The integration of the additional production and sales has gone well, and we have been pleased with our customer retention rate following the ITG acquisition. We have also experienced meaningful organic growth, especially with knitted ticking, which is a growing product category and has a higher average selling price. The results for the quarter were affected by modestly higher raw material costs and the strengthening of the Canadian currency as compared to the same period last year. For fiscal 2008, we are focused on maintaining our high level of execution and service for our customers, effectively managing an increased amount of working capital and pursuing opportunities to enhance our leadership position in the mattress fabrics industry."

    Upholstery Fabrics Segment

    Sales for this segment, which include both fabric and cut and sewn kits, were $28.7 million, a 30 percent decline compared with $40.7 million in the first quarter of fiscal 2007. Total fabric yards sold declined by 38 percent, while average selling prices were the same as for the first quarter of fiscal 2007. Sales of cut and sewn kits were up significantly over the same period last year. Upholstery fabrics sales reflect very weak demand industry wide, as well as continued soft demand for U.S. produced upholstery fabrics driven by consumer preference for leather and suede furniture and other imported fabrics, including an increasing amount of cut and sewn kits. Sales of non-U.S. produced fabrics were $18.9 million in the first quarter, down 20 percent over the prior year period, while sales of U.S. produced fabrics were $9.8 million, down 43 percent from the first quarter of fiscal 2007. Operating income for the upholstery fabrics segment for the first quarter of fiscal 2008 was $450,000 compared with $1.6 million for the same period a year ago.

    Saxon remarked, "The results for the upholstery fabrics segment reflect the very difficult operating environment for the retail furniture industry. Discretionary consumer spending for furniture continues to be very soft due to a slowing economy, weak housing market and high energy prices. Likewise, demand for upholstery fabrics has continued to decline, especially for U.S. produced fabrics. While our non-U.S. operations now account for over 65 percent of all upholstery fabric sales, those sales have also been affected by the overall weak demand.

    "Considering the tough market conditions, we were pleased to report a profitable performance in upholstery fabrics, primarily driven by our non-U.S. operations. We have significantly improved our cost structure with substantially lower U.S. manufacturing costs and lower selling, general and administrative expenses for the first quarter of fiscal 2008, which were down 14 percent from the fourth quarter of fiscal 2007. We have also reduced our inventory levels in the upholstery fabrics segment by almost $10 million, or 31 percent, since the first quarter of fiscal 2007. In addition, we are encouraged by the favorable trends we are seeing in fabric placements with many customers for the upcoming furniture market in October.

    "We are excited about our progress in China and today we have a substantial wholly-owned operation with over 450 associates. In fiscal 2008, our focus will be on improving gross profit from our U.S. manufacturing operations, developing differentiated products, building upon our capabilities in the China platform and improving our supply chain performance," said Saxon.

    Balance Sheet

    "Maintaining a strong balance sheet will continue to be an important priority for Culp in fiscal 2008," added Saxon. "At the end of the first fiscal quarter, our balance sheet reflected $9.0 million in cash and cash equivalents. Total debt and outstanding balances on our lines of credit were $38.6 million compared with $47.3 million a year earlier. During the first quarter of fiscal 2008, we prepaid $2.2 million in long term debt scheduled for payment in March 2008. We also prepaid an additional $1.0 million in early August. Our debt to capital ratio has improved significantly and was 32 percent at the end of the first quarter, compared with 39 percent a year earlier. As of July 29, 2007, we also had $1.9 million in assets held for sale, which we expect will be sold in fiscal 2008."

    Outlook

    Commenting on the outlook for the second quarter of fiscal 2008, Saxon remarked, "We believe our mattress fabrics segment will continue to perform well, however, we see little indication for a meaningful change in the trends in our upholstery fabrics segment. Overall, we expect our second quarter sales to be slightly higher than the second quarter of last year.

    We expect sales in our mattress fabrics segment to be up 50 to 55 percent for the second quarter. Operating income in this segment is also expected to improve substantially compared with the prior year period due to higher sales volume, full production schedules and the completion of the ITG integration.

    "In our upholstery fabrics segment, we expect sales to be down approximately 20 to 25 percent for the second quarter, due primarily to lower sales of U.S. produced fabrics. We believe the upholstery fabric segment's operating results will reflect a small operating profit with continued solid gross profit margins in our non-U.S. produced business and lower selling, general and administrative expenses as compared to the first quarter of the current fiscal year. We are estimating approximately $450,000 of restructuring and related charges during the second fiscal quarter for the continued operating costs of closed U.S. facilities. However, these charges will continue to decline over the course of fiscal 2008, as these facilities are sold and as leases expire. At this point, we estimate that we will incur an additional $200,000 of restructuring and related charges over the second half of fiscal 2008 for previously announced restructuring initiatives."

    "Considering these factors, we expect the company to report net income in the second quarter in the range of $0.12 to $0.15 per diluted share, excluding restructuring and related charges for previously announced restructuring initiatives. The second quarter fiscal 2008 results will reflect a significantly higher tax rate compared to the previous year due primarily to higher taxable income from the company's U.S. operations compared with the prior year period. This is management's best estimate at present, recognizing that future financial results are difficult to predict because the upholstery fabrics industry is undergoing a dramatic transition and many internal changes are still underway within the company. The actual results will depend primarily upon the level of demand throughout the quarter," said Saxon.

    The company estimates that restructuring and related charges of approximately $450,000 ($293,000 net of taxes, or $0.02 per diluted share) will be incurred during the second fiscal quarter. Including the restructuring and related charges, the company expects to report net income for the second fiscal quarter in the range of $0.10 to $0.13 per diluted share. (A reconciliation of the projected net income per share calculation has been set forth on Page 6.)

    In closing, Saxon remarked, "We are optimistic about Culp's prospects for fiscal 2008. We are beginning to benefit from the important strategic decisions made and implemented during the past few years. Most of the difficult, yet necessary, restructuring moves in upholstery fabrics are now behind us. The ITG acquisition has significantly enhanced our solid competitive position in mattress fabrics. As a result, Culp enters fiscal 2008 a leaner, more efficient operation with leadership positions in both of our operating segments. Mattress fabrics will be the key driver of our growth in fiscal 2008. While our upholstery fabrics business is being affected by the extremely challenging conditions in the furniture industry, we believe we have the right strategy in place to meet these challenges and take advantage of the opportunities presented. Our China platform has positioned Culp to be competitive in a changing marketplace and to be a leader in our industry. We are now the sole U.S. supplier of velvet fabrics and believe we can continue to maintain a U.S. upholstery fabrics operation that supports customer demand. Overall, we remain confident in our ability to execute our strategy and deliver value to both our customers and shareholders."

    About the Company

    Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

    This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about the company's future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced or marketed by the company could erode demand for the company's products. The company's level of success in integrating its recent acquisition and in capturing and retaining sales to customers related to the acquisition will affect the company's ability to meet its sales and profit goals. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission, including the "Risk Factors" section in the company's most recent annual report on Form 10-K.


                              CULP, INC.
                    Condensed Financial Highlights
                             (Unaudited)

                                                 Three Months Ended
                                              ------------------------
                                               July 29,     July 30,
                                                 2007         2006
                                              -----------  -----------
Net sales                                     $65,230,000  $62,585,000
Income before income taxes                    $ 1,311,000  $   129,000
Net income                                    $   851,000  $   132,000
Net income per share:
    Basic                                     $      0.07  $      0.01
    Diluted                                   $      0.07  $      0.01
Income before income taxes, excluding
 restructuring and related charges(a)         $ 2,286,000  $ 1,298,000
Net income, excluding restructuring and
 related charges(a)                           $ 1,475,000  $ 1,117,000
Net income per share, diluted, excluding
 restructuring and related charges(a)         $      0.12  $      0.09
Average shares outstanding:
    Basic                                      12,583,000   11,672,000
    Diluted                                    12,728,000   11,770,000

(a) Excludes restructuring and related charges of $975,000 ($624,000 or $0.05 per diluted share, after taxes) for the first quarter of fiscal 2008. Excludes restructuring and related charges of $1.2 million ($985,000 or $0.08 per diluted share, after taxes) for the first quarter of fiscal 2007. (See reconciliation on the following page)


                              CULP, INC.

Reconciliation of Income before income taxes as Reported to Pro Forma
                      Income before income taxes
                             (Unaudited)

                                                 Three Months Ended
                                              ------------------------
                                               July 29,     July 30,
                                                 2007         2006
                                              -----------  -----------
Income before income taxes, as reported       $ 1,311,000  $   129,000
Restructuring and related charges                 975,000    1,169,000
                                              -----------  -----------
Pro forma income before income taxes          $ 2,286,000  $ 1,298,000
                                              ===========  ===========


   Reconciliation of Net Income as Reported to Pro Forma Net Income
                             (Unaudited)

                                                 Three Months Ended
                                              ------------------------
                                               July 29,     July 30,
                                                 2007         2006
                                              -----------  -----------
Net income, as reported                       $   851,000  $   132,000
Restructuring and related charges, net of
 income taxes                                     624,000      985,000
                                              -----------  -----------
Pro forma net income                          $ 1,475,000  $ 1,117,000
                                              ===========  ===========


 Reconciliation of Net Income Per Share as Reported to Pro Forma Net
                           Income Per Share
                             (Unaudited)

                                                 Three Months Ended
                                              ------------------------
                                               July 29,     July 30,
                                                 2007         2006
                                              -----------  -----------
Net income per diluted share                  $      0.07  $      0.01
Restructuring and related charges, net of
 income taxes                                        0.05         0.08
                                              -----------  -----------
Pro forma net income per diluted share        $      0.12  $      0.09
                                              ===========  ===========


Reconciliation of Projected Range of Net Income Per Share to Projected
                Range of Pro Forma Net Income Per Share
                             (Unaudited)

                                                Three Months Ending
                                                  October 28, 2007
                                              ------------------------
Projected range of net income per diluted
 share                                                   $0.10 - $0.13
Projected restructuring and related charges,
 net of income taxes                                              0.02
                                              ------------------------
Projected range of pro forma net income per
 diluted share                                           $0.12 - $0.15
                                              ========================


    CONTACT: Culp, Inc.
             Investor Contact:
             Kenneth R. Bowling, 336-881-5630
             Chief Financial Officer
             or
             Media Contact:
             Kenneth M. Ludwig, 336-889-5161
             Senior Vice President,
             Human Resources